As filed with the Securities and Exchange Commission on May 30, 2003
                                                  Registration No. 333- ________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                            -------------------------

                           KNIGHT TRANSPORTATION, INC.
             (Exact name of Registrant as specified in its charter)

                 ARIZONA                                 86-0649974
                 (State)                    (I.R.S. Employer Identification No.)

           5601 W. BUCKEYE RD.
            PHOENIX, ARIZONA                               85043
(Address of Principal Executive Offices)                 (Zip Code)

                        2003 KNIGHT TRANSPORTATION, INC.
                                STOCK OPTION PLAN
                            (Full title of the plan)

                            -------------------------

                                  With copy to:
      Kevin P. Knight                                 James E. Brophy, III, Esq.
  Chief Executive Officer                             Ryley Carlock & Applewhite
Knight Transportation, Inc.                                   Suite 1200
  5601 West Buckeye Road                               One North Central Avenue
  Phoenix, Arizona 85043                                Phoenix, Arizona 85004
      (602) 269-2000                                        (602) 258-7701
            (Name, address and telephone number of agent for service)

                            -------------------------

                         CALCULATION OF REGISTRATION FEE

======================================================================================================
                                            Proposed maximum    Proposed maximum
Title of securities to be   Amount to be   offering price per  aggregate offering       Amount of
registered                 registered (1)       share (2)          price (2)       registration fee(3)
------------------------------------------------------------------------------------------------------
Common stock, par value
  $.01 per share             1,000,000           $24.50           $24,500,000          $1,559.00
======================================================================================================

(1) There are also registered an undetermined number of additional shares of the Company's Common Stock that may become issuable under the Company's 2003 Stock Option Plan in the event of certain changes in the outstanding shares of the Company's Common Stock or in the capital structure of the Company, including any stock dividend, stock split, recapitalization or similar transaction.
(2) Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c) and 457(h) of the Securities Act of 1933, on the basis of the average of the high and low prices of the Company's Common Stock on the National Association of Securities Dealers Automated System (National Market) on May 28, 2003 as reported by the NASDAQ Stock Market.
(3) The registration fee was calculated as the difference between the total computed fee of $1,982 less the sum of $423.00 that was previously paid in connection with Form S-8 Registration Statement File No. 333-72377, filed on February 12, 1999. The Company has filed a post-effective amendment to its Form S-8 Registration Statement File No. 333-72377 to deregister 471,187 shares of the Company's Common Stock that are not subject to outstanding option grants under its 1998 Amended and Restated Stock Option Plan.

================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each employee who is eligible to participate in the Knight Transportation, Inc. 2003 Stock Option Plan (the "Plan"), in accordance with Form S-8 and Securities Act Rule 428(b)(1).

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3: INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents previously filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference into this Registration Statement:

     a. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

     b. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2002.

     c. Description of Common Stock set forth in the Company's Prospectus dated July 19, 1996, filed as part of the Company's Registration Statement on Form S-1 with File Number 3383534.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities of the Company offered through the Plan have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4: DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5: INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6: INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Arizona Revised Statutes Section 10-851 permits a corporation to indemnify an individual made a party to a proceeding if (i) the individual is or was a director of the corporation, the individual's conduct was in good faith, the individual reasonably believed that the conduct was in the corporation's best interests, and, if a criminal action, the individual had no reasonable cause to believe the conduct was unlawful, and (ii) the director engaged in conduct for which broader indemnification has been made permissible under a corporation's Articles of Incorporation. Arizona Revised Statutes Section 10-855 prohibits an Arizona corporation from indemnifying a director until after a determination has been made that indemnification is permissible because the director has met the requisite standard of conduct. This determination must be made by a majority of the corporation's board of directors, other than those directors that are party to the proceeding; by special legal counsel; or by the shareholders, other than the director that is a party to the proceeding, if such director owns shares.

     Arizona Revised Statutes Section 10-852 requires a corporation to indemnify a director who is the prevailing party, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation, unless limited by a corporation's articles of incorporation. Section 10-852 of Arizona Revised Statutes also requires a corporation to indemnify an outside director against liability, unless the corporation's articles of incorporation provide otherwise. Unless limited by a corporation's articles of incorporation, an Arizona corporation shall pay an outside director's expenses in advance of a final disposition of a proceeding if the director gives the corporation a written affirmation of the director's good faith belief that the director has met the standard of conduct described in Section 10-851, and the director gives the corporation a written undertaking to repay the advance if it is determined the director did not meet the requisite standard of conduct.

     Arizona Revised Statutes Section 10-856 permits an Arizona corporation to indemnify officers that are party to a proceeding to the same extent as a director under Section 10-851 and as further provided in a corporation's articles of incorporation, except for (i) an officer's liability in connection with a proceeding by or in the right of the corporation, other than for reasonable expenses incurred, or (ii) liability that constitutes receipt by the officer of a financial benefit to which the officer was not entitled, an intentional infliction of harm on the corporation or its shareholders, or an intentional violation of a criminal law.

Article XIII of the Company's Restated Articles of Incorporation states:

     "The corporation shall indemnify and hold harmless its incorporators, and each of its existing and former directors, to the fullest extent not prohibited by law, as it now exists or may hereafter be amended, for any and all acts or omissions done or omitted to be done while employed by, or acting on behalf of, the Corporation or its subsidiaries, including indemnity for service in the capacity as an officer of the Corporation. The Corporation, subject to a director executing and delivering any undertaking required by law to reimburse the Corporation if indemnity should not be allowed, shall advance costs and expenses to defend any claim subject to indemnification. Without limiting the foregoing, a director shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except as otherwise provided by law; provided that no provision of these Articles of Incorporation shall eliminate or limit the liability of a director for (i) any breach of a director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions which are not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorizing the unlawful payment of a dividend or other distribution on the Corporation's common capital stock or the unlawful purchase of its capital stock, (iv) any transaction from which a director received an improper personal benefit, or (v) any violation of Section 10-041 of the Arizona Revised Statutes, or any successor provisions thereto. The indemnification rights provided herein shall not be exclusive of or preclude any other rights of indemnification to which a director, officer, employee or agent may be entitled, whether pursuant to law, bylaws or agreement."

Section 7 of the Company's Amended and Restated Bylaws states:

     "The corporation shall indemnify and save harmless all of its existing and former directors from and against all expenses incurred by them, including, but not limited to, legal fees, judgments, penalties, and amounts paid in settlement or compromise, to the fullest extent not prohibited by law, as it now exists or may hereafter be amended, in connection with any proceeding, actual or threatened, to which they may be made a party by reason of their service to or at the request of the corporation, including service in their capacity as officers, unless it is established that: (i) the act or omission of the indemnified party was committed in bad faith; (ii) the indemnified party did not believe such act or omission to be in, or not opposed to, the best interests of the corporation; (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful; or
(iv) the indemnified party is adjudged to be liable to the corporation unless a court of competent jurisdiction determines that such person is entitled to indemnity. The corporation shall advance to any director seeking indemnification pursuant to Section 7.1 expenses, including attorneys' fees, actually and reasonably  incurred  in  defending  any  civil  or  criminal  action,  suit  or proceeding  in  advance  of any  final  disposition  of  such  action,  suit  or proceeding upon receipt of an undertaking by or on behalf of the director seeking indemnification to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the corporation. In the event the corporation is requested to indemnify an existing or former director in connection with any threatened, pending or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that such person was a director, officer, or employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity, the corporation shall indemnify such person against expenses, including attorneys' fees, but excluding judgments and fines, and for amounts paid in settlement, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if such person acted, or failed to act, in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that a court in which such action or suit was brought shall determine, upon application, that despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem to be proper.

     Whenever any existing or former director shall report to the President that he has incurred or may incur expenses described in Section 7.1, the Board of Directors (other than any interested director) shall, at its next regular meeting or at a special meeting held within a reasonable time thereafter, determine whether, in regard to the matter involved, the person in question is entitled to indemnification pursuant to Section 7.1. If the Board determines that the standards of Section 7.1 are met, indemnification shall be made. In the event the Board of Directors refuses to indemnify a person who is determined by a court of competent jurisdiction to be entitled to indemnification under
Section 7.1 or applicable law, the corporation shall, in addition to extending such indemnification, reimburse the person entitled to indemnification for all attorneys' fees and costs of court actually incurred. The corporation shall have the right to refuse indemnification in any instance in which the person to whom indemnification would otherwise have been extended unreasonably refuses to cooperate in the investigation or defense of such matter or to permit the corporation, at its own expense, to retain counsel of its own choosing to defend him.

     The  Board  of  Directors  may  authorize  the   corporation  to  indemnify
directors, officers, or employees to the fullest extent permitted by law.

     The indemnification rights contained in Section 7 of the Company's Amended and Restated Bylaws shall not be exclusive of or preclude any other rights of indemnification to which a director, officer, employee or agent may be entitled, whether pursuant to law or agreement.

     The Company has entered into indemnification agreements with each of its directors that requires, among other things, that the Company indemnify each director to the fullest extent not prohibited by Arizona law, including indemnity for a director's service in his capacity as an officer, and that the Company advances all related fees and expenses to the directors and officers, subject to an agreement to reimburse the Company if it is subsequently determined that indemnification is not permitted."

ITEM 7: EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8: EXHIBITS.

     The exhibits to the Registration Statement are listed in the Exhibit Index included elsewhere herein.

ITEM 9: UNDERTAKINGS.

     A.   The undersigned Registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               b. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               c. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided that paragraphs A.1.a and A.1.b do not apply if the registration statement is on Form S-3 or Form S-8 and the information to be included in a post-effective amendment to those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          3.   To  remove  from   registration  by  means  of  a  post-effective
               amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
          Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     D. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on this 30th day of May, 2003.

                                       KNIGHT TRANSPORTATION, INC.,
                                       an Arizona corporation


                                       By /s/ Kevin P. Knight
                                          --------------------------------------
                                          Kevin P. Knight, Chairman of the Board
                                          and Chief Executive Officer


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                SIGNATURE AND TITLE                                     DATE
                -------------------                                     ----

/s/ Kevin P. Knight                                                 May 30, 2003
-----------------------------------------------------
Kevin P. Knight, Chairman of the Board,
Chief Executive Officer, Director

/s/ Gary J. Knight                                                  May 30, 2003
-----------------------------------------------------
Gary J. Knight, President, Director


/s/ Keith T. Knight                                                 May 30, 2003
-----------------------------------------------------
Keith T. Knight,
Executive Vice President, Director

/s/ Timothy M. Kohl                                                 May 30, 2003
-----------------------------------------------------
Timothy M. Kohl, Director, Chief Financial Officer


                                                                    May 30, 2003
-----------------------------------------------------
Donald A. Bliss, Director


/s/ Randy Knight                                                    May 30, 2003
-----------------------------------------------------
Randy Knight, Director


                                                                    May 30, 2003
-----------------------------------------------------
G.D. Madden, Director


                                                                    May 30, 2003
-----------------------------------------------------
Matt Salmon, Director


/s/ Mark Scudder                                                    May 30, 2003
-----------------------------------------------------
Mark Scudder, Director

                                  EXHIBIT INDEX

                                                                    Sequentially
                                                                      Numbered
Exhibit No.                        Description                        Pages(1)
-----------                        -----------                        --------

4.1            Articles 4, 10 and 11 of the Restated Articles of
               Incorporation of the Company. (Incorporated by reference to Exhibit 4.1 to the Company's
               Registration Statement on form S-3 No. 333-72130)

4.2            Sections 2 and 5 of the Amended and Restated
               Bylaws of the Company. (Incorporated by reference to Exhibit 4.2 to the Company's Registration
               Statement on form S-3 No. 333-72130)

4.3            Knight Transportation, Inc. 2003 Stock Option
               Plan. (Incorporated by reference from Exhibit 1 to the Company's Proxy Statement filed April 4, 2003 on Schedule 14A.)

5.1* Opinion of Ryley Carlock & Applewhite, a professional association

23.1* Consent of Ryley Carlock & Applewhite, a professional association (see Exhibit 5.1)

23.2*          Consent of KPMG LLP, independent public accountants


*    Filed herewith.

(1)  The  page  numbers  where  exhibits  (other  than  those   incorporated  by
     reference) may be found are indicated only on the manually signed Registration Statement.